Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hungarian Telephone and Cable Corp.:

We consent to the incorporation by reference in the registration statements No. 333-29885, 333-81813, 333-54688 and 333-115871 on Form S-8 of Hungarian Telephone and Cable Corp. of our report dated March 19, 2007, except as to notes 1(d), 1(n), 1(s), 7, 8, 10, 15 and 16, which are as of May 24, 2007, with respect to the consolidated balance sheets of Hungarian Telephone and Cable Corp. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, and our report on management’s assessment of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006 dated March 19, 2007 except as to the fourth, fifth and sixth paragraphs of Management’s Report on Internal Control over Financial Reporting (as restated), which are as of May 24, 2007, which reports appear in the December 31, 2006 annual report on Form 10-K/A of Hungarian Telephone and Cable Corp.

Our report on the consolidated financial statements dated March 19, 2007 except as to notes 1(d), 1(n), 1(s), 7, 8, 10, 15 and 16, which are as of May 24, 2007, refers to (1) the adoption of Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment, (2) the restatement of the 2005 and 2004 consolidated statements of operations and comprehensive income to reflect the correction of errors in the presentation of revenues, cost of sales and local business tax, and (3) the restatement of the 2006, 2005, and 2004 financial statements to reflect the corrections of errors in accounting for warrants and the computation of diluted earnings per share with respect to such warrants.

Our report on management’s assessment of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006 expresses our opinion that Hungarian Telephone and Cable Corp. did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment the following material weaknesses as of December 31, 2006: the Company did not have adequately designed procedures to evaluate whether warrant contracts should be accounted for as derivatives under Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and to compute the diluted earnings per share impact of warrant contracts.

KPMG Hungária Kft.

Budapest, Hungary

May 24, 2007